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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Li            Kwok            Ming
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     (Last)       (First)        (Middle)

     Blk. 2, Flat 6, 3rd Floor, Tak Fung Industrial Centre
     166-176 Texaco Road
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                  (Street)

     Tsuen Wan,    Hong Kong
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     (City)        (State)          (Zip)

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2.   Date of Event Requiring Statement
     (Month/Day/Year)

     3/24/00
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3.   I.R.S. Identification Number of
     Reporting Person, if an entity (voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     Score One, Inc. (SCRO)
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5.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

           Director                        10% Owner
     -----                           -----

       X   Officer (give                   Other (specify
     -----          title below)     -----        below)

             Vice President - Engineering
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6.   If Amendment, Date of Original
     (Month/Day/Year)

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7.   Individual or Joint/Group Filing
     (Check Applicable Line)

   X  Form filed by One Reporting Person
  ---
      Form filed by More than One Reporting Person
  ---

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Table 1 - Non-Derivative Securities Beneficially Owned

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1.   Title of Security
     (Instr. 4)

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     Common Stock
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2.   Amount of Securities Beneficially Owned
     (Instr. 4)

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     0
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3.   Ownership Form:  Direct (D) or Indirect (I)
     (Instr. 5)

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     N/A
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4.   Nature of Indirect Beneficial Ownership
     (Instr. 5)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see Instruction
5(b)(v)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (e.g., puts, call, warrants, options, convertible securities)
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1. Title of Derivative Security  2. Date Exer-    3. Title and Amount of Securities  4. Conver-   5. Owner-   6.  Nature of Indirect
   (Instr. 4)                       cisable and      Underlying Derivative Security     sion or      ship         Beneficial
                                    Expiration       (Instr. 4)                         Exercise     Form of      Ownership
                                    Date                                                Price of     Deriv-       (Instr. 5)
                                   (Month/Day/                                          Deri-        ative
                                    Year)                                               vative       Security:
                                 --------------------------------------------------     Security     Direct
                                 Date    Expira-                         Amount                      (D) or
                                 Exer-   tion              Title         or                          Indirect
                                 cisable Date                            Number                      (I)
                                                                         of                         (Instr. 5)
                                                                         Shares
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
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute                /s/ Kwok Ming Li                         3/24/00
   Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.             --------------------------------     ------------------
   78ff(a).                                                                  **Signature of Reporting Person            Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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